Insider Regulation

of

ING Investment Management International

(“Code of Ethics”)

INFORMATION SHEET

Purpose:

This code has been designed and adopted to meet applicable Dutch and U.S. regulatory requirements regarding personal account dealings.

Target audience:

Personnel and Associated Persons (as that term is defined in Section A) of ING Investment Management The Hague, the Netherlands and of ING Investment Management Advisors B.V., Brussels branch, in Brussels, Belgium.

For further information:

E-mail address: bruno.van.rooyen@ingim.com

Telephone number: +31 70 378 1554

Replaces:

This Code replaces the INGIM Insider Regulation of 1 July 2010, which consisted of the GIR, Additional rules ING IM, Additional Rules ING IM access US data and the Insiders Regulation ING.

The Insiders Regulation ING (“IRI”) will become a separate policy.

Valid from:

January 1, 2014

Approval:

The Management Committee of ING Investment Management International approved this policy on 18 December 2013.

In case of a discrepancy between the English version of this document and a version in another language, the English version is binding.

The definitions form part of this Code and are included in a separate document, INGIM CoE Q&A.pfd

Where these regulations contain words such as ‘he’, ‘his’ and ‘him’, where appropriate they shall be taken to mean ‘she’ and ‘her’.

CONTENTS

Information sheet		2
Contents		3
A.	Adoption of Code of Ethics	4
B.	Statement of Fiduciary Standards	5
C.	Duty of Confidentiality	6
D.	Insiders’ Duty to Comply with Applicable Laws	6
E.	Prohibitions on Insider Trading	6
F.	Personal Account Dealing Restrictions, Permissions and Requirements	8
G.	Additional Prohibitions on Personal Account Dealings	10
H.	Exemptions from Restrictions, Requirements and Prohibitions on Personal Account Dealing	11
I.	Reporting Requirements	12
J.	Violations of the Code	13
K.	Confidentiality and conflicts of interest for vendors and Consultants (External Employees)	14
L.	Exceptions to the Code	14
M.	Other Provisions	14

A.	ADOPTION OF CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by ING Investment Management International (“INGIM”) for its personnel working in The Hague, The Netherlands or ING Investment Management Advisors B.V. Brussels Branch (collectively referred to as the “Advisers”) and any branch of a Dutch legal entity, to the extent no local policy is available. Other INGIM offices should use this Code as a guidance and should independently assess their personal account dealing policy in accordance to local laws and regulations and additional regulatory expectations. For the avoidance of doubt, local laws and regulations shall take precedence over this Code.

The provisions of the Code are applicable to personnel of the Advisers, and the Associated Persons of Advisers1(collectively referred to as “Insiders”2) , as well as their immediate family members sharing the same household (“Connected third party”3) unless otherwise noted.

This Code also applies to any account which Insiders may have Beneficial Interest4 (i.e any account where the Insider is a beneficiary), regardless of who is the account owner, and to any account which the Insider has discretionary authority5 over the investment decisions, unless acting on behalf of the Advisers as part of the person’s regular job duties.

This Code shall continue to apply to an Insider up to three months after the Insider ceases to be designated as an Insider.

Personnel of the Advisers and Associated Persons of the Advisers will be provided with a copy of this Code, required to acknowledge their receipt and understanding of the Code and notified when any material amendments are made to the Code.

The most recent version of the code can be found on the intranet site6 of the Compliance Department of INGIM (“the INGIM Compliance Department”).

The INGIM Compliance Department administers the Code. Questions regarding the Code should be directed to them. Insiders must cooperate to the fullest extent reasonably requested by the INGIM Compliance Department to enable the Advisers to comply with relevant laws and regulations. Insiders must promptly report any improper or suspicious activities, including any suspected violations of the Code, to the INGIM Compliance Department.

To be clear, this Code covers Financial Instruments, which are defined as:

a.	securities;
b.	money market instruments
c.	units in collective investment schemes that are not securities;
d.

options, futures, swaps, forward rate agreements and any other derivative contracts relating to securities, currencies, interest rates or yields, or other derivative instruments, indices or financial measures which may be settled physically or in cash;

e.

options, futures, swaps, forward rate agreements and any other derivative contracts relating to commodities that must be settled in cash or may be settled in cash at the option of one of the parties, otherwise than by reason of a default or other event leading to the termination of the contract;

1 See the Q&A for the definition of the Associated Persons of Advisers

2 See the Q&A for the definition of  Insiders

3 See the Q&A for the definition of  Connected third party

4 See the Q&A for the definition of  beneficial interest

5 See the Q&A for the definition of  discretionary authority

6 See the Q&A for the URL of the INGIM Compliance Department intranet site and how to contact the INGIM Compliance Department.

f.

options, futures, swaps, and any other derivative contracts relating to commodities which can only be physically settled provided they are traded on a regulated market or a multilateral trading facility;

g.

options, futures, swaps or forward rate agreements other than those referred to under #5 above and any other derivative contracts relating to commodities that can be physically settled and are not intended for commercial purposes, and which have the characteristics of other derivative financial instruments;

h.	derivative instruments for the transfer of credit risk;
i.	financial contracts to settle differences;
j.

options, futures, swaps, forward rate agreements or other derivative contracts relating to climate variables, freight rates, emission allowances, inflation rates or other official economic statistics that must be settled in cash or may be settled in cash at the option of one of the parties, otherwise than by reason of a default or other termination event, as well as other derivative contracts relating to assets, rights, obligations, indices or measures not mentioned above, which have the characteristics of other derivative financial instruments;

k.	all other instruments provided they are admitted for trading on a regulated market or multilateral trading facility or for which admission for trading on a regulated market has been applied for.

B.	STATEMENT OF FIDUCIARY STANDARDS

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that Insiders have a fiduciary duty to the Advisers’ clients. Accordingly, Insiders shall conduct their activities in accordance with the following standards:

1.	Clients’ interests come first. In the course of fulfilling their duties and responsibilities, Insiders must at all times place the interests of clients first. In particular, Insiders shall avoid putting their personal interests ahead of the interests of clients.

2.	Conflicts of interest shall be avoided if possible and must be disclosed. Insiders have the obligation to identify, and seek to avoid, any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties, responsibilities or clients. Should any unavoidable conflicts of interest arise, the Insider must report these without delay to the INGIM Compliance Department.

A.	Compromising situations should be voided. Employees should never take advantage of their position of trust and responsibility at INGIM. Employees should avoid situations that might compromise or call into question their exercise of full independent judgement in the best interests of INGIM clients.

The Advisers’ policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate relevant potential conflicts, so Insiders must exercise reasonable judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Advisers and/or Insiders should be disclosed and resolved in a way that protects the interests of clients.

All activities of Insiders shall be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities of Insiders are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of the Code by an Insider may result in reprimand, suspension, fines or termination of employment. Violations may also subject an Insider to civil, regulatory, or criminal sanctions.

C.	DUTY OF CONFIDENTIALITY

Insiders must keep confidential any non-public information regarding the Advisers, their affiliates and any client. Insiders have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have a clear and compelling need to know such information.

All information submitted by an Insider to the INGIM Compliance Department pursuant to this Code will be treated as confidential information. It may, however, be made available to senior management, governmental and securities industry agencies with regulatory authority over the Advisers and each of their auditors and legal advisors, as appropriate.

D.	INSIDERS’ DUTY TO COMPLY WITH APPLICABLE LAWS

The Advisers’ activities are governed by (local) European and US laws. Insiders are expected to comply with European and US laws, whether or not a particular activity is specifically covered in this Code.

E.	PROHIBITIONS ON INSIDER TRADING

1.	Trading on knowledge of clients’ activities. Insiders are prohibited from taking advantage of their knowledge of research generated by the Advisers, or the investment activities of the Advisers, on behalf of clients. In particular, Insiders are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any Financial Instrument when they have actual knowledge that the Financial Instrument is being purchased or sold, or considered for purchase or sale, on behalf of a client account, or when they have actual knowledge of other confidential client related information. Furthermore, Insiders are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any Financial Instrument in the event of (the foreseeable appearance of) any conflict of interests. This prohibition applies to all Financial Instruments[7] in which an Insider has acquired, or will acquire “Beneficial Ownership[8]”. For these purposes, an Insider is considered to have Beneficial Ownership in all Financial Instruments over which the Insider enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person’s benefit), regardless of who is the registered owner.

2.	Trading on knowledge of material non-public information. All Insiders are prohibited from taking personal advantage of their knowledge of material non-public information, such as buying or selling any Financial Instrument. An Insider is prohibited from inducing others to execute transactions in Financial Instruments which has association with the material non-public information. The Code also prohibits Insiders from communicating to others any material non-public information. Insiders should at all times avoid the foreseeable appearance of executing transactions while in possession of material non-public information.

(a)	Identifying material non-public information.

Material information.  Information is material when there is a substantial likelihood that it might influence a reasonable investor’s investment decisions (which could include buying, selling or holding a Financial Instrument). Material information includes (but is not limited to) any concrete information that bears a direct or indirect relation to a listed company in relation to which Financial Instruments have been issued that are traded on a

7 See the Q&A for the definition of a Financial Instrument.

8 See the Q&A for the definition of a Beneficial Ownership.

regulated market or multilateral trading facility, and any information in relation to the trading of such Financial Instruments, which information has not been made public and which –if made public- may have significant influence on the price of such Financial Instruments, or on the price of any derivative instruments related to such Financial Instruments. In relation to derivative instruments related to commodities specifically, material information includes non-public information that is concrete and bears a direct or indirect relation to one or more such derivative instruments, of which information investors in such derivatives may expect disclosure on the basis of market practices common on a regulated market or multilateral trading facility on which such derivatives are traded and for which market or trading facility any of the Advisors has a license to trade.

As examples of the foregoing: Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell Financial Instruments may also be deemed material.

Unfortunately, there is no simple test to determine when information is material.

Non-public information.  Information is considered public when it has been circulated broadly to investors in the marketplace. Tangible evidence of such circulation is the best indication that the information is public. For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source, such as Financial Times, Wall Street Journal or a local equivalent.

(b)	Reporting material non-public information.

If you think you might have material non-public information, you must:

¡	Report the information and any proposed trades immediately to the INGIM Compliance Department;
¡	Refrain from trading in the Financial Instrument on behalf of yourself or clients;
¡

Refrain from communicating the information to anyone outside or inside of the Advisers other than the INGIM Compliance Department (for the avoidance of doubt, potential material non-public information should NOT be reported to their manager).

The INGIM Compliance Department will determine whether the information is material and non-public and, if so, what actions need to be taken.

3.	Disciplinary sanctions. Trading while in the possession of material non-public information, or improperly communicating that information, may expose you and the Advisers to stringent penalties, including fines, suspensions, and imprisonment. Regardless of whether a government inquiry occurs, the Advisers will not tolerate trading by Insiders in Financial Instruments of which they are in possession of material non-public information.

F.	PERSONAL ACCOUNT DEALING RESTRICTIONS, PERMISSIONS AND REQUIREMENTS

The restrictions, permissions and requirements apply to all Insiders. Financial Instruments not mentioned in the table below are by default not permitted.

Cat	Financial Instruments	Additional restriction	Location obligation	Pre- clearance	Max. per 24 hours	Holding period	Reporting obligations
A	Money market instruments[9] such as bank certificates of deposit and income certificates		No	No	None	24 hours	None
	Open-end mutual funds not managed by INGIM	Regulated in the country it is domiciled in.
B	Government bonds from OECD countries, (i.e. U.S. Treasury Bonds or Bills)		No	Yes	None	24 hours	Yes. Quarterly transactions and annual holdings
	Exchange-Traded Funds (ETFs, such as I-shares and other index trackers)			Yes, unless on the List Pre-cleared ETFs[10]
C	Open-end mutual funds managed by INGIM		Yes, Insider Account	Yes	€ 25.000,00	30 days	Yes. Quarterly transactions and annual holdings
D	Equity	List Permitted Companies/Indices [11]	Yes, Insider Account	Yes	€ 25.000,00 (underlying) value	30 days	Yes. Quarterly transactions and annual holdings
Corporate bonds, incl short term loans
Derivatives, incl. notes, warrant and options
E	Index options	List Permitted Indices	Yes, Insider Account	Yes	None	30 days	Yes. Quarterly transactions and annual holdings
F	Private placements (incl. ownership of B.V.s and N.V.s)		No	Yes	None	30 days	Yes. Quarterly transactions and annual holdings

9 See the Q&A for the definition of Money  Market instruments.

10 See the Q&A for the location where the  List Pre-cleared ETFs can be found.

11 See the Q&A for the location where the  List Permitted Companies / Indices can be found.

Additional restrictions on Financial Instruments

—	Open-end mutual funds not managed by INGIM. Insiders are permitted to invest in open-end mutual funds not managed by INGIM, as long as the fund is regulated in the country it is domiciled in.

—	List of Permitted Companies. Insiders are permitted to invest in equities, bonds and equity derivatives of which the (underlying) issuer is on the List of Permitted Companies. The List of Permitted Companies contains the members of the MSCI World Index and the MSCI Emerging Markets Free Index, with a market capitalisation of at least one billion euro at the beginning of each calendar month. The list will be updated on a monthly basis. The List of Permitted Companies can be found on our Intranet.

—	List of Pre-cleared ETFs. Insiders are not required to seek pre-clearance for transactions in ETFs on the List of Pre-cleared ETFs. The list may be subject to change, however additions to the list will only be made annually.

—	List of Permitted Indices. Insiders are permitted to invest derivatives with the following underlying indices:

Europe:	US :	Asia/Australia:	Global :
AEX index	Russell 2000 index	Nikkei 225	MSCI World
index
DJ Eurostoxx 50	S&P 500 index	Hang Seng	MSCI EM
index		index	Free
DAX index	Nasdaq 100 index	SPI 200 index
FTSE 100 index

Derivatives include options, futures, warrants and notes.

—	Exchange Trades Funds. Insiders are permitted to invest in Exchange Trades Funds, such as i-Shares. Please note that pre-clearance trough Paddock is required.

Location obligation

Insiders are required to hold Cat. C, D and E Financial Instruments in an Insiders Account12 at a designated institution (e.g. ING Bank Private Banking NorthWest or FitVermogen). Upon opening of such an account the Insiders are required to indicate that it concerns an Insiders Account. In the future, Corporate Compliance may add additional brokerage firms for Insiders to hold their Insider Accounts.

Insiders have the obligation to verify and confirm the insider status of their account at the designated institution. and report it to the INGIM Compliance Department when requested.

By opening an Insiders account, Insiders authorize the designated institution to share relevant information (e.g. transaction and holding information) with the INGIM Compliance Department and Corporate Compliance, pro-actively or upon request.

Pre-clearance

Insiders are required to pre-clear transactions in Cat. B, C, D, E and F Financial Instruments with ING Insurance/IM EurAsia Compliance (“Corporate Compliance”) before entering into a transaction. Except for Cat. F Insiders must use the PADDOCK

12 See the Q&A for a description of an  Insiders Account.

system to obtain pre-clearance approval. The PADDOCK system can be found on our Intranet13.

For cat. F Insiders can ask pre-clearance from INGIM Compliance by mail. In case a Insider wishes to sell (part of) a current holding, which is no longer on the List of Permitted Companies /Indices or on the List of Permitted ETFs, the Insider is required to obtain pre-clearance from the INGIM Compliance Department, before obtaining pre-clearance from Corporate Compliance through the PADDOCK system.

An approval to trade is only valid on the business day it is received.  If you receive an approval and do not place the order on the same day, you must seek pre-clearance again to place the order on the next (or any subsequent) day.

Good-till-cancel (GTC) orders are not permitted 14.

Maximum order size per 24 hours period per issuer

For Cat C and D Financial Instruments, a maximum order size of € 25.000,00 per 24 hours per issuer (underlying value) applies. The general rule for derivatives is that the exposure bought or sold may not exceed the exposure as if traded the underlying value.

Holding period

Insiders may not enter into opposite transactions in Cat. C, D, E and F Financial Instruments within 30 calendar days, unless the pre-clearance requests of the opposite transactions are submitted within 15 minutes of the other transaction and are part of a Combination Order15, like a covered call. In case the INGIM Compliance Department or Corporate Compliance is of the opinion that the opposite transactions can be considered speculative, they may decide to deny the pre-clearance request.

Reporting obligation

Insiders are required to immediately report holdings and transactions in Cat. B, C, D, E and F Financial Instruments to the INGIM Compliance Department. The instruments that are being traded and held in an Insiders Account at designated institutions, do not have to be reported by the Insider, as long as the Insider accommodates the delivery of holding and transaction information from the designated institutions to the INGIM Compliance Department and / or Corporate Compliance.

The details of the reporting requirements can be found in Section I.

G.	ADDITIONAL PROHIBITIONS ON PERSONAL ACCOUNT DEALINGS

Prohibition on short selling ING Financial Instruments.  Insiders are prohibited from shorting any Financial Instruments issued by ING Groep N.V. or NN Group N.V. (“ING Financial Instruments“16), either directly or indirectly, including the use of derivatives transactions. For the avoidance of doubt, this prohibition includes hedging your long position by selling call options or buying put options on ING Financial Instruments.

13 See the Q&A for a description of the  PADDOCK system, where it is located location and how it works.

14 See the Q&A for a description of Good-till-cancel (GTC) orders.

15 See the Q&A for a description of a  Combination Order.

16 See the Q&A for a description of ING  Financial Instruments.

Prohibition on naked short selling. Insiders are prohibited from entering into a short sale of any security, either directly or indirectly, including the use of derivatives transactions, without holding the underlying Financial Instrument.

Prohibition on Initial Public Offerings.  Insiders are prohibited from acquiring initial public offerings of stocks (IPO’s).

Prohibition on Turbo’s and Sprinters. Investments in turbo’s and sprinters (and similar leveraged instruments) are no longer permitted because of their highly speculative nature. Approval for other transactions, which are considered highly speculative, may be denied.

In general, the Insider must be cautious in his Transactions and refrain from Transactions that may be considered excessive or highly speculative.

Excessive trading and investment (study) clubs. Personnel of the Advisors should devote their time to INGIM and INGIM’s clients and should therefore be cautious and refrain from transactions that may be considered excessive.

Personnel of the Advisors are prohibited from participating in investment (study) clubs.

H.	EXEMPTIONS FROM RESTRICTIONS, REQUIREMENTS AND PROHIBITIONS ON PERSONAL ACCOUNT DEALING

Financial Instrument offerings under an employee compensation scheme. The pre-clearance requirement does not apply to Financial Instrument offerings under an employee Compensation Scheme, such as LEO or LSPP. Note: the pre-clearance requirement does apply to Transactions (incl. exercising of options) in Financial Instruments offered under an employee compensation scheme.

U.S. persons. The location obligation does not apply to Insiders who are an U.S. person. These Insiders are required to request an exemption from the location obligation from the INGIM Compliance Department. All other restrictions, permissions and requirements, as laid down in this Code, apply to its full extend.

Indirect products, such as mortgages, insurances etc. with an investment component. The restrictions, permissions and requirements, a laid down in Section F, do not apply to indirect products.

Fiduciary Account Management Agreements17. The location obligation and pre-clearance requirement, as laid down in Section F of this Code, do not apply to transactions for which an Insider has concluded a written fiduciary account management agreement (in Dutch “vrije hand beheerovereenkomst”) with an investment institution and provided that certain conditions are met. However, the Reporting Requirements in Section I (Reporting Requirements) are still applicable to accounts covered by fiduciary account management agreements. Before entering into a Fiduciary Account Management Agreement, this agreement has to be approved by the INGIM Compliance Department. Check the Q&A for the requirements applicable to Fiduciary Account Management Agreements.

17 See the Q&A for a description of Fiduciary Account Management Agreements, what the requirements are and how to get such agreement approved.

I.	REPORTING REQUIREMENTS

The requirements of this section apply to all Insiders for all applicable transactions (see Section F and H) involving Financial Instruments in which Insiders have acquired, or will acquire, Beneficial Ownership.

A.	Initial/annual certification of compliance

Insiders are required to certify to INGIM Compliance annually that they have:

—	read and understand the provisions contained in this Code;
—	comply or have complied with all the requirements of this Code; and
—	report all transaction information required by this Code.

By signing the initial certification form, the Insider explicitly agrees to:

—	the exchange of information between Corporate Compliance and the INGIM Compliance Department concerning the Insider’s personal investment(s) in Financial Instruments;
—	the delivery of information from the designated institution(s) to Corporate Compliance and the INGIM Compliance Department;
—	the deliverance by the Insider to the INGIM Compliance Department of any information requested by the INGIM Compliance Department concerning the Insider’s personal investment in Financial Instrument;
—	the deliverance by INGIM to the United States Securities and Exchange Commission, Autoriteit Financiële Markten (AFM), DNB, or any other government regulator information concerning the Insider’s personal investment in Financial Instrument; and
—	waive all possible actions based on any applicable Dutch or European Union privacy legislations that may be brought for any of the above described exchanges or deliverances of information.

B.	Initial disclosure of accounts and holdings

Insiders are required to disclose all their accounts and holdings in Financial Instruments to the INGIM Compliance Department within 10 days of commencing employment with INGIM. Next to this, Insiders are required to sign the initial certification form, as described under A.

C.	Quarterly transaction reports

Insiders are required to submit a report listing their Transactions18 in Financial Instruments (excl. indirect investments, see Section H. EXEMPTIONS) made during the previous quarter within 30 calendar days of the end of each calendar quarter. Insiders do not have to submit information about Transactions executed via an Insider Account, however the Insider is required to accommodate the automated delivery of holding and transaction information from the designated institution(s) to the INGIM Compliance Department and / or Corporate Compliance. Insiders who have been granted approval by Corporate Compliance to maintain securities account with another broker (other than the Insider Account at a designated institution), are required to send copies of statements and confirmations of Transactions executed together with the quarterly report to the INGIM Compliance Department.

18 See the Q&A for a description of Transactions

D.	Annual holdings report

Insiders are required to submit a report listing all applicable holdings in Financial Instruments (see Section F and H) held as of December 31 of the year reported within 30 days of the end of the calendar year. This should be done together with the quarterly transaction report in the first quarter of each year.

E.	Annual questionnaire

Insiders are required to disclose any legal and regulatory actions or sanctions against the Insiders and to certify their compliance with INGIM’s policies and procedures.

F.	Information to be reported

Insiders are required to provide the following information when submitting these reports:

Initial and Annual holdings reports should include:

- the title or description and type of the Financial Instrument, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each Financial Instrument(as well as the interest rate and maturity date, if applicable);

- the broker-dealer or bank where the Financial Instruments are held; and

- the submission date of the report .

Quarterly Transaction Reports should include:

- the title or description and type of Financial Instrument, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each Financial Instrument (as well as the interest rate and maturity date, if applicable);

- the trade date and type of Transaction (i.e. buy, sell, open, close, etc.);

- the price of the Financial Instrument;

- the broker-dealer or bank account through which the Transaction was effected; and

- the submission date of the report;

- Confirmation of Transactions executed in the quarter (e.g. internet print, copy).

G.	Notification by Insiders

Insiders must promptly notify the INGIM Compliance Department of changes in their immediate family members that impact disclosure and/or approval requirements related to the restrictions contained in this Code. Insiders must promptly notify the INGIM Compliance Department when he or she or any member of his or her immediate family acquires any Financial Instruments that are not reported on the quarterly transaction report, brokerage statement, or not held in Insiders Account at a designated institution. Insiders must also promptly notify and certify when he or she shares a home with parents and the Insiders have no knowledge of the parents’ brokerage accounts and investments. All notifications and certifications shall be made in writing to the INGIM Compliance Department.

J.	VIOLATIONS OF THE CODE

Insiders are required to report any known or suspected violations of the Code to the INGIM Compliance Department immediately. The insider is required to provide any relevant information in relation to the violation to Corporate Compliance or the INGIM Compliance Department upon request. In addition Corporate Compliance or the INGIM Compliance Department may start their own investigation or request for an investigation, as described in the General Code of Conduct of ING, in case of a (suspected) violation. Violations of this Code or other policies and procedures may warrant sanctions including, without limitation, requiring that personal account dealings be reversed, requiring the disgorgement of profits or gifts, issuing a warning letter, suspending personal account dealing rights, imposing a fine, suspending employment (with or without compensation), making a civil or criminal referral to the regulators, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Insider to civil, regulatory or criminal sanctions.

K.	CONFIDENTIALITY AND CONFLICTS OF INTEREST FOR VENDORS AND CONSULTANTS (EXTERNAL EMPLOYEES)

Vendors and consultants (“external employees”) engaged by INGIM may be required to have established their own confidentiality policies and employee monitoring procedures. INGIM expects external employees (and temporary staff) to comply with the applicable local rules and regulations. As part of its procurement process, INGIM has terms and conditions regarding confidentiality and possible misuse of its information that external employees are expected to comply with. External employees may be required to comply with this Code depending on the nature of the work they perform for INGIM and the sensitivity of the information used by the external employees to perform their duties.

L.	EXCEPTIONS TO THE CODE

Exceptions to the Code will only be made under limited circumstances. No exception may be granted for those sections of the Code that are mandated by law or regulation.

An exception may be made only upon prior request, and no exception will be granted subsequent to a violation of the Code. To be granted an exception to the Code, a written request regarding the nature of the exception must be made and submitted to the INGIM Compliance Department and approved by Chief Compliance Officer of INGIM and Chief Compliance Officer of NN Group.

M.	OTHER PROVISIONS

Authority to interpret and appeals. If there is any lack of clarity regarding the interpretation or application of this Code, and in cases not provided for by this Code, the Chief Compliance Officer of INGIM can take a decision either independently or at the request of an involved party.

An Insider may appeal in writing against such a decision of the by Chief Compliance Officer of INGIM to Chief Compliance Officer of NN Group by means of a reasoned letter of appeal. The Chief Compliance Officer of NN Group will then take a decision on the appeal within four weeks of receipt of the letter of appeal. This written decision is binding for all the parties involved.

An appeal lodged under this Article shall have no suspensive effect, unless the Chief Compliance Officer of NN Group decides otherwise.

Financial disadvantage. ING Group and its subsidiaries are not liable for any financial disadvantage that arises from (the application of) this Regulation, unless there is a case of serious negligence on the part of ING Group and / or its subsidiaries.

Future changes. This Code may be amended by a resolution of Management Council of ING Investment Management International. Amendments enter into effect from the moment they are announced, unless a later date is specified in the announcement.